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                                                                   EXHIBIT 99.1


FOR:              STRATASYS, INC.

CONTACT:          S.Scott Crump, Chairman and President
                  Tom Stenoien, Chief Financial
                  Officer
                  (612) 937-3000

KCSA:             Joseph A. Mansi/Jeffrey Corbin
                  (212) 682-3000, ext. 205/214
                  (2120 697-0910 (fax)
                  pr@ksa.com (e-mail)

                                                           FOR IMMEDIATE RELEASE

                       STRATASYS, INC. PURCHASES WARRANTS

MINNEAPOLIS, Minn., October 6, 1998 --Stratasys, Inc. (NASDAQ:SSYS) today announced that on September 30, 1998 it purchased from various funds managed by Archery Capital, LLC of New York warrants to purchase an aggregate of 710,090 shares of Stratasys common stock, for a total of $1 million.

     The warrants were held by Pharos Fund Limited, Pharos Genesis Fund Limited, Lighthouse Genesis Partners, USA, LP and Lighthouse Partners USA, LP. All of the warrants were to expire on October 31, 2000. The exercise price of 413,794 warrants was $14.50 and the exercise price of the remaining 296,296 warrants was $13.50.

     In announcing the purchase, Scott Crump, Chairman and Chief Executive Officer, stated, "We believe the opportunity for the Company to purchase these warrants at this price will have the long-term benefit of containing future dilution and eliminating a potential depressive effect on the market price of the Company's common stock resulting from the Company's obligation to register and the possible sale of the underlying shares."

     Stratasys, Inc., is a manufacturer of rapid prototyping systems for automotive, aerospace,


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industrial, recreation, electronic, medical and consumer products OEM's. The
Company's patented Fused Deposition Modeling (FDM) and Genisys rapid prototyping processes create 3-dimensional plastic and wax prototype parts directly from 3-D CAD systems. The Company is located at 1490 Martin Drive, Eden Prairie, Minnesota 55344-2020.

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This release is available on the KCSA Worldwide Website at www.ksca.com.